UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 9, 2006
MAVERICK TUBE CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-10651 (Commission File Number)	43-1455766 (IRS Employer Identification No.)
16401 Swingley Ridge Road, Seventh Floor, Chesterfield, Missouri 63017
(Address of principal executive offices)
(636) 733-1600
(Registrant’s telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Additional Information and Where to Find It
In connection with the solicitation of proxies by Maverick Tube Corporation (the “Company”) with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) on June 30, 2006. The Company will also file a definitive proxy statement and other relevant documents with the SEC in connection with the proposed transaction, and will furnish the definitive proxy statement to stockholders of the Company. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER, STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO STOCKHOLDERS BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Maverick Tube Corporation, 16401 Swingley Ridge Road, Suite 700, Chesterfield, Missouri 63017, Attention: Joyce M. Schuldt, Telephone: 636-733-1600, or from the Company’s website, www.mavericktube.com.
The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in the Company’s proxy statement relating to the proposed merger described above.
Item 1.01. Entry into a Material Definitive Agreement.
     As previously disclosed, the Company entered into an Agreement and Plan of Merger, dated as of June 12, 2006 (the “Merger Agreement”), among the Company, Tenaris S.A. and OS Acquisition Corporation (“Merger Sub”). The Merger Agreement contemplates that, subject to the conditions thereof, Merger Sub will be merged into the Company (the “Merger”) and each outstanding share of common stock of the Company (other than shares held by the Company, Tenaris, Merger Sub or their subsidiaries and shares held by stockholders who validly perfect their appraisal rights) will be converted into the right to receive $65 per share in cash. The Merger Agreement permits the Company to implement a retention and transaction bonus plan subject to the following conditions: (i) the aggregate amount of bonuses paid pursuant to the plan does not exceed $10 million; (ii) the aggregate amount of bonuses paid to our executive officers pursuant to the plan does not exceed $4.5 million; and (iii) the net after-tax cost of such plan to us does not exceed $13.5 million.
     The Company has adopted three plans that together constitute the retention and transaction bonus plan permitted by the Merger Agreement. On June 30, 2006, the Company implemented a retention bonus plan for certain non-executive officer employees of the Company and a related retention plan for employees of its subsidiary, Tubos del Caribe (the “Retention Plans”). On August 9, 2006, based on the recommendation of the Compensation Committee, the Board of Directors of the Company approved the implementation of a transaction bonus plan (the “Transaction Bonus Plan”) for the benefit of certain employees of the Company. Participants in the Transaction Bonus Plan include the following executive officers of the Company: C. Robert Bunch, Chairman of the Board of Directors, President and Chief Executive Officer; T. Scott Evans, Senior Vice President and President-Maverick Energy Group; and Joyce M. Schuldt, Senior Vice President-Finance, Chief Financial Officer and Secretary. These participants are eligible for transaction bonuses in the amounts of, in the case of Mr. Bunch, $1,125,000, in the case of Mr. Evans, $350,000, and, in the case of Ms. Schuldt, $290,000. Additional transaction bonuses, in an aggregate amount not exceeding the remaining amount permitted to be granted pursuant to the Merger Agreement (after taking into account the transaction bonuses for Messrs. Bunch and Evans and Ms. Schuldt and retention bonuses awarded by the Company under the Retention Plans), may be awarded at Mr. Bunch’s discretion, following consultation with the Compensation Committee of the Board of Directors, to employees of the Company other than Messrs. Bunch and Evans and Ms. Schuldt. Participants in the Transaction Bonus Plan will receive a gross-up payment in respect of any excess parachute payments resulting from the receipt of a payment under the Transaction Bonus Plan.
     A copy of the Transaction Bonus Plan is attached as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Transaction Bonus Plan is qualified in its entirety by reference to the full text of the Transaction Bonus Plan.

Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.

Exhibit No.	Exhibit Description

10.1	Transaction Bonus Plan dated August 9, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAVERICK TUBE CORPORATION
Date: August 15, 2006	By:	/s/ Joyce M. Schuldt
	Name:	Joyce M. Schuldt
	Title:	Senior Vice President - Finance, Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Exhibit Description

10.1	Transaction Bonus Plan dated August 9, 2006